UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 10, 2008

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2008, The First American Corporation (the “Company”) entered into a Support Agreement with Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III LP (collectively, the “Shareholders”). As of January 16, 2008, the Shareholders collectively beneficially held approximately 9.7% of the Company’s outstanding common shares, making them the largest unaffiliated shareholder of the Company. The Support Agreement provides for, among other matters:

•	an amendment to the Company’s Bylaws increasing the size of the Board of Directors from fourteen to seventeen;

•	the appointment of five individuals to the Board (collectively, the “Nominees”) and appointment of certain of those individuals to all Board committees;

•	the nomination and election to the Board of a number of Nominees equal to 30% of the total number of members of the Board and to each Board committee;

•

if the Company conducts a spin-off of a separate public company (“SpinCo”), the nomination and election of a number of individuals, designated by the Shareholders, equal to 30% of the total number of members to the SpinCo Board and to each SpinCo Board committee;

•

an agreement by the Shareholders to refrain from engaging in certain activities, including purchasing securities in an amount that could result in the Shareholders holding more than 10% of the Company’s or SpinCo’s outstanding common shares, proposing a sale or reorganization of the Company or SpinCo, soliciting proxies or consents involving the Company or SpinCo and voting in favor of the election to the Board or the SpinCo Board nominees not recommended by the Board or the SpinCo Board, respectively, or in favor of shareholder proposals not recommended by the Board or the SpinCo Board; and

•	an agreement by each party to refrain from making statements that disparage or adversely reflect upon the other parties.

Certain of these covenants expire on December 31, 2009, and in certain instances, if earlier, the date on which the Shareholders fail to own at least 5% of the common shares of the Company or SpinCo, as applicable. The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Pursuant to the terms of the Support Agreement, described in Item 1.01 above, effective April 10, 2008, the Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee, elected the following individuals to the Board.

Name	Committee[s]
Bruce Bennett	Executive Committee; Nominating and Corporate Governance Committee
Glenn C. Christenson	Audit Committee
Christopher Greetham	Executive Committee; Compensation Committee
Thomas C. O’Brien	Compensation Committee; Nominating and Corporate Governance Committee
Patrick F. Stone	Executive Committee

Gary J. Beban and Donald P. Kennedy have elected to retire from the Board of Directors, effective April 10, 2008.

In addition, Frank V. McMahon has resigned his position as Chief Financial Officer of the Company, effective April 10, 2008, in order to focus his attention on the Company’s Information Solutions business, which, as previously announced by the Company, he leads. Max O. Valdes has been appointed to serve as interim Chief Financial Officer. Mr. Valdes, 53, continues to serve as senior vice president and chief accounting officer for the Company, in which capacity he has served since 2006. Mr. Valdes served as the Company’s vice president and chief accounting officer from 2002 to 2006. Prior to that time, Mr. Valdes served as the Company’s controller. He has been employed by the Company since 1988. Mr. Valdes’ compensation will not change as a result of this appointment.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Support Agreement, described in Item 1.01 above, the Company’s Board of Directors amended Section 2 of Article III of the Company’s Bylaws to increase the number of specified directors from fourteen to seventeen.

The Amended and Restated Bylaws are attached hereto as Exhibit 3.2.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
3.2	Amended and Restated Bylaws, effective April 10, 2008.

99.1	Support Agreement, dated April 10, 2008, between The First American Corporation, Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III LP.

99.2	Press Release, dated April 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: April 14, 2008	By:	/s/ Kenneth D. DeGiorgio
	Name:	Kenneth D. DeGiorgio
	Title:	Senior Vice President, General Counsel

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